EXHIBIT 2.2


                   CONDITIONAL PURCHASE/STOCK OPTION AGREEMENT
                   -------------------------------------------


          Conditional Purchase/Stock Option Agreement dated as of September 23, 1994 by and among Whitehall Associates, L.P., a Delaware limited partnership ("Parent"), Borden Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Borden, Inc., a New Jersey corporation (the "Company").

                                    RECITALS
                                    --------

          Concurrently herewith, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), which contemplates, among other things, an offer to exchange (the "Offer"), pursuant to which each share of Common Stock accepted by Purchaser in accordance with the Offer shall be converted into the right to receive from Purchaser that number of fully paid and nonassessable shares of Holdings Common Stock equal to the Exchange Ratio. Subject to the terms and conditions of the Merger Agreement, the Offer will be followed by a merger (the "Merger") of Purchaser with and into the Company.

          As a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Parent the Option (as hereinafter defined).


                                    AGREEMENT
                                    ---------

          To implement the foregoing and in consideration of the mutual agreements contained herein, the parties agree as follows:

          1.   The Conditional Purchase Option.
               -------------------------------

          1.1  Grant of Option.  The Company hereby grants to Purchaser an
               ---------------
irrevocable option to purchase up to 28,138,000 shares of Common Stock (the "Shares"), on the terms and subject to the conditions set forth herein (the "Option"). At the time that the Option is exercised, the Company shall designate whether the Shares shall be newly issued Shares or Shares of treasury stock of the Company.

          1.2  Exercise of Option.
               ------------------

          (a) The Option may be exercised by Purchaser (or its designee, which designee must be Parent or a direct or indirect wholly owned subsidiary of Parent), in whole or in part, at any time, or from time to time, during the period beginning on the date hereof and ending on the Expiration Date, provided
                                                                       --------
that if


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Purchaser (or its designee) has not exercised the Option in whole or in part prior to the expiration of the Offer, it shall not be entitled to exercise the Option thereafter if it waives or otherwise reduces the Minimum Condition and accepts fewer than 41% of the outstanding Shares for payment in the Offer. As used herein, the term "Expiration Date" means the first to occur of any of the following dates:

               (x)  the Effective Time (as defined in the Merger Agreement); or

               (y) March 21, 1995 (unless Purchaser has theretofore sent the written notice specified in Section 1.2(b)).

          (b) If Purchaser wishes to exercise the Option (the "Option Purchase"), Purchaser shall send a written notice to the Company of its intention to exercise the Option, specifying the number of Shares to be purchased (and the denominations of the share certificate or certificates to be issued), whether Purchaser and/or a designee of Purchaser will be purchasing the Shares and the place, and, if then known, time and date of the closing of such purchase (the "Closing Date" or the "Closing"), which date shall not be less than two business days nor more than ten business days from the date on which such notice is delivered; provided, that the Closing shall be held only if (i)
                          --------
such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, or the rules of the New York Stock Exchange, Inc. (the "NYSE")) and
(ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into or enforced by any governmental agency or authority or court which prohibits delivery of the Shares, whether temporary, preliminary or permanent (provided, however, that the parties hereto shall use
                          --------  -------
their best efforts to have any such order, decree or injunction vacated or reversed). In the event the Closing is delayed as a result of clause (i) or
(ii) above, the Closing Date shall be within five business days following the cessation of such violation, statute, rule, regulation, decree, order or injunction, as the case may be; provided, further, that, notwithstanding any
                                --------  -------
prior notice of intention to exercise the Option, Purchaser shall not be obligated to purchase any Shares pursuant to this Section 1.2(b) after the date nine months following the date of such notice.

          (c) At any Closing, the Company shall deliver to Purchaser (or its designee) all of the Shares to be purchased by delivery of a certificate or certificates evidencing such Shares in the denominations designated by Purchaser in the notice required under Section 1.2(b). If at the time of issuance of any Shares pursuant to an exercise of all or part of the Option


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                                                                               3


hereunder, the Company shall not have redeemed the Rights (as defined in the Rights Agreement, dated as of January 28, 1986 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement"), as amended on November 29, 1988, May 22, 1991, September 11, 1994 and the date hereof), then each Share issued pursuant to such exercise shall have attached to it Rights or new rights with terms substantially the same as and at least as favorable to the Parent as are provided under the Rights.

          1.3  Conversion of Option.
               --------------------

          (a) Upon the Conversion Date (as defined below), if any, the Option will be converted in part from an irrevocable option to purchase the Shares into an obligation on the part of Purchaser (or its designee, which designee must be Parent or a direct or indirect wholly owned subsidiary of Parent) to exercise the Option to acquire, and of Parent to cause Purchaser to take such action, subject to applicable law (the "Mandatory Purchase"), on the terms and subject to the conditions set forth herein, such number of Shares, which when added to the number of Shares purchased in the Offer (together with any Shares previously purchased pursuant to the Option) as will result in Purchaser beneficially owning more than 50% of the outstanding shares of Common Stock (the "Mandatory Purchase Shares"). Shares subject to the Option in excess of the number of Mandatory Purchase Shares shall continue, subject to the terms of Section 1.2(a), to be subject to purchase at the option of the Purchaser. As used herein, the term "Conversion Date" means the date, if any, on which Purchaser or Parent or a direct or indirect wholly owned subsidiary of Parent acquires more than 41%, but less than 50%, of the outstanding shares of Common Stock in accordance with the terms and conditions of the Offer.

          (b) If the Conversion Date occurs, Purchaser shall send a written notice to the Company, specifying the number of Mandatory Purchase Shares (and the denominations of the share certificate or certificates thereunder), whether Purchaser or a designee of Purchaser will be purchasing the Mandatory Purchase Shares and, if then known, the place, time and date of the closing of such purchase (the "Mandatory Closing Date" or the "Mandatory Closing"), which date shall not be less than two business days nor more than ten business days from the date on which such notice is delivered; provided, that the Mandatory Closing
                                            --------
shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable law or regulations (including, the HSR Act, the Exchange Act and the rules and regulations thereunder, or the rules of the NYSE) and (ii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any governmental agency or authority or court which prohibits delivery of the Mandatory Purchase Shares, whether temporary, preliminary or permanent (provided, however, that the parties
                                             --------  -------
hereto shall use their best efforts to have any such order,


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                                                                               4


decree or injunction vacated or reversed). In the event the Mandatory Closing is delayed as a result of clause (i) or (ii) above, the Mandatory Closing Date shall be within five business days following the cessation of such violation, statute, rule, regulation, decree, order or injunction, as the case may be.

          (c) At the Mandatory Closing, if any, the Company shall deliver to Purchaser (or its designee) all of the Mandatory Purchase Shares to be purchased by delivery of a certificate or certificates evidencing such shares in the denominations designated by Purchaser. If at the time of issuance of any Mandatory Purchase Shares, the Company shall not have redeemed the Rights, then each Mandatory Purchase Share issued pursuant to such exercise shall have attached to it Rights or new rights with terms substantially the same as and at least as favorable to the Purchaser as are provided under the Rights.

          1.4  Payments.  In the event Purchaser exercises the Option (including
               --------
an obligatory exercise pursuant to Section 1.3), Purchaser (or, at Purchaser's option, its designee) shall, at any Closing or Mandatory Closing, as the case may be, deliver to the Company, such number of shares (rounded to the nearest whole share) of Holdings Common Stock (the "Exchanged Shares") as shall equal the product of the Option Exchange Ratio (as defined below) and the number of Shares purchased pursuant to this Section 1. The "Option Exchange Ratio" shall mean the quotient (rounded to the nearest 1/100,000) obtained by dividing (i) $11.00 (the "Option Purchase Price") by (ii) the average of the average of the high and low prices of Holdings Common Stock as reported on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to (x) the date of notice of exercise in the case of an Option Purchase or (y) the date of exercise in the case of a Mandatory Purchase. In the event that a payment is actually made to Parent pursuant to Section 8.3(b) of the Merger Agreement, the Option Purchase Price shall be adjusted upward (retroactively if necessary and net of any taxes or brokerage fees paid in connection with the sale, tender or exchange of shares by Purchaser or its designee, which designee must be Parent or a direct or indirect wholly owned subsidiary of Parent) to reflect (i) with respect to any Shares sold, tendered, or exchanged in any third party transaction that triggers a payment pursuant to Section 8.3(b) of the Merger Agreement, the price per share (subject to the calculation principles set forth in the next succeeding sentence) actually paid to holders of Common Stock of the Company as a result of any such third party transaction and (ii) with respect to any Shares sold, tendered or exchanged to another party or parties by Purchaser (or its designee) other than pursuant to such third party transaction, the price per share (subject to the calculation principles set forth in clause (i) of the next succeeding sentence) actually paid to Purchaser (or its designee) by such other party or parties in consideration for such Shares (the "Option Purchase Price Adjustment"). To the extent the "price per share" referred to in the preceding sentence consists in whole or in part of non-cash consideration, it shall be based on the trading market value thereof or if there is no trading market for such consideration, the fair market value as determined by an independent investment banker jointly selected by Purchaser and the Company. The Option Purchase Price Adjustment shall be payable with respect to shares actually sold, tendered or exchanged promptly following receipt of the consideration therefor (and, if necessary, the valuation thereof), and Purchaser agrees promptly, but in no event later than two business days following such event, to notify the Company of the receipt of such consideration. Parent agrees promptly, but in no event later than two business days following written notice thereof, together with related bills or receipts, to reimburse the Company for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting the Option Purchase Price Adjustment as a result of any willful breach by Parent of its obligations under this Section 1.4.

          2.   Representations and Warranties.
               ------------------------------

          2.1  Representations and Warranties of Purchaser and Parent.
               ------------------------------------------------------
Purchaser and Parent hereby represent and warrant, jointly and severally, to the
Company:

               (a)  Due Authorization.  The execution and delivery of this
                    -----------------
     Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option) have been duly and validly authorized by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (b)  No Conflicts.  Except for (i) filings under the HSR Act and
                    ------------
     the applicable requirements, if any, of any relevant foreign jurisdictions,
     (ii) the applicable requirements of the Exchange Act and (iii) the applicable requirements of state takeover laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (including the exercise of the Option) and
     (B) neither the execution and delivery of this Agreement by


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                                                                               6


     Purchaser nor the consummation by Purchaser of the transactions contemplated hereby (including the exercise of the Option) nor compliance by Purchaser with any of the provisions hereof shall (1) conflict with or result in any breach of, or require a vote under, any provision of the Certificate of Incorporation or By-Laws of Purchaser, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not, in the aggregate, have a material adverse effect on the business, results of operations or financial condition of Purchaser or materially impair the ability of Purchaser to perform its obligations hereunder.

               (c)  Good Standing.  Purchaser is a corporation  duly organized,
                    -------------
     validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to execute and deliver this Agreement.

               (d)  Distribution.  Any Shares acquired by Purchaser (or any
                    ------------
     designee of Purchaser) upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

               (e)  No Conflicts for Holdings.  Except for (i) filings under the
                    -------------------------
     HSR Act and the applicable requirements, if any, of any relevant foreign jurisdictions, (ii) the applicable requirements of the Exchange Act and
     (iii) the applicable requirements of state takeover laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary with respect to Holdings in connection with the consummation of the transactions contemplated hereby (including the exercise of the Option) and (B) the consummation of the transactions contemplated hereby (including the exercise of the Option) or compliance by Parent with any of the provisions hereof does not (1) conflict with or result in any breach of, or require a vote under, any provision of the certificate of incorporation or by-laws of Holdings, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or


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                                                                               7


     acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Holdings is a party or by which it or any of its properties or assets may be bound other than Holdings' and RJRN's credit agreement dated as of April 5, 1993, as amended, and Holdings' and RJRN's credit agreement dated as of December 1, 1991, as amended or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdings, or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults which would not, in the aggregate, have a material adverse effect of the business, results of operations or financial condition of Holdings or materially impair the ability of Parent or Purchaser to perform any of its respective obligations hereunder.

          2.2  Representations and Warranties of Parent.
               ----------------------------------------
Parent hereby represents and warrants to the Company.

               (a)  Due Authorization.  The execution and delivery of this
                    -----------------
     Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option) have been duly and validly authorized by Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (b)  No Conflicts.  Except for (i) filings under the HSR Act and
                    ------------
     the applicable requirements, if any, of any relevant foreign jurisdictions,
     (ii) the applicable requirements of the Exchange Act and (iii) the applicable requirements of state takeover laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby (including the exercise of the Option) and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby (including the exercise of the Option) nor compliance by Parent with any of the provisions hereof shall (1) conflict with or result in any breach of, or require a vote under, any provision of the governing documents of Parent, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, or any of its properties or assets, except in the case of (2) or
     (3) for violations, breaches or defaults which would not, in the aggregate, have a material adverse effect of the business, results of operations or financial condition of Parent or materially impair the ability of Parent to perform any of its obligations hereunder.

               (c)  Good Standing.  Parent is a limited partnership duly
                    -------------
     organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement.

               (d)  Holdings Shares.  Subject to any transfer of shares to
                    ---------------
     Purchaser (or its designee) in connection with the transactions contemplated by this Agreement and the Merger Agreement, Parent has good and valid title to the shares of Holdings Common Stock that will serve as consideration in connection with the exercise of the Option, free and clear of all claims, liens, encumbrances, security interests and charges of any nature and upon delivery thereof to the Company they shall be free and clear of all claims, liens, encumbrances, security interests and charges of any nature. All of the shares of Holdings Common Stock to be exchanged in consideration of the exercise of the Option are duly authorized, validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof and have been approved for listing on the NYSE.

          2.3  Representations and Warranties of the Company.  The Company
               ---------------------------------------------
hereby represents and warrants to Purchaser and Parent:

               (a)  Due Authorization.  The execution and delivery of this
                    -----------------
     Agreement and the consummation of the transactions contemplated hereby (including the exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (b)  Shares.  Subject to Section 2.3(c), the Company has taken
                    ------
     all necessary corporate and other action to authorize, and to permit it to deliver, and at all times from the date hereof until such time as the obligation to deliver Shares hereunder terminates will have reserved for delivery (in the case of Shares of treasury stock) or issuance (in the case of newly issued Shares), upon exercise of the Option, 28,138,000 shares of Common Stock. All of such Shares are (in the case of Shares of treasury stock), or shall be (in the case of newly issued Shares), duly authorized, validly issued, fully paid and nonassessable with no personal liability attached to the ownership thereof and are approved for listing on the NYSE (in the case of Shares of treasury stock). Upon delivery of such Shares they shall be free and clear of all claims, liens, encumbrances, security interests and charges of any nature whatsoever and shall not be subject to any preemptive right of any shareholder of the Company.

               (c)  No Conflicts.  Except for (i) filings under the HSR Act, if
                    ------------
     applicable, (ii) the applicable requirements of the Exchange Act and (iii) the applicable requirements of state takeover laws, (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign public body or authority is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the exercise of the Option) and
     (B) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby (including the exercise of the Option) nor compliance by the Company with any of the provisions hereof shall (x) conflict with or result in any breach of, or require any vote under, any provision of the Restated Certificate of Incorporation of the Company (the "Charter") or the By-Laws of the Company, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
     (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its subsidiaries or any of their properties or assets, except in the case of (y) or (z) for violations, breaches or defaults which would not, in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its subsidiaries taken as a whole or materially impair the ability of the Company to perform its obligations hereunder.

               (d)  Board Action.  The Company's Board of Directors, at a
                    ------------
     meeting duly called and held, has approved the execution of this Agreement and the transactions contemplated hereby, including the exercise of the Option, prior to the execution of this Agreement, and such approval constitutes approval of the execution of this Agreement and the consummation of the transactions contemplated hereby, including the exercise of the Option, for purposes of Sections 14A:10A-4 and 14A:10A-5 of the New Jersey Business Corporation Act (the "NJBCA") and Article VIII of the Charter, and the approval of the transactions contemplated by this Agreement by the Board of Directors of the Company shall also constitute, solely for the purposes of Sections 14A:10-4 and 14A:10-5 of the NJBCA and, to the extent that there are no Continuing Directors (as defined in the Charter), Article VIII of the Charter, an approval of any future "Business Combination" (as defined in Section 14A:10A-3 of the NJBCA and Article VIII of the Charter) between the Company and Parent or any affiliate thereof, provided that (x) such "Business Combination" is approved by a majority of the Independent Directors and (y) if appropriate, the Company shall have received the opinion of an investment banking firm selected by the Independent Directors that such "Business Combination" is fair to the Company's shareholders from a financial point of view.

               (e)  Rights Amendment.  The Company's Board of Directors has
                    ----------------
     amended the Rights Agreement prior to the execution of this Agreement and the Merger Agreement so that neither the execution nor the delivery of this Agreement or the Merger Agreement or both such agreements, taken together, nor the consummation of the transactions contemplated hereby, will (i) trigger the exercisability of the Rights (as defined in the Rights Agreement), the separation of the Rights from the stock certificates to which they are attached, or any other provisions of the Rights Agreement, including causing Parent and/or Purchaser from becoming an Acquiring Person (as defined in the Rights Agreement), the occurrence of a Distribution Date (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement) or (ii) trigger the rights of the holders of the common units of Borden Chemicals and Plastics Limited Partnership, pursuant to the Second Amended and Restated Deposit Agreement dated February 16, 1993, to require the Company to purchase the common units held by them.

               (f)  Good Standing.  The Company is a corporation duly organized,
                    -------------
     validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to execute and deliver this Agreement.

               (g)  Distribution.  Exchanged Shares acquired by the Company upon
                    ------------
     exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

          3.   Adjustment Upon Changes in Capitalization.  In the event of any
               -----------------------------------------
change in the number (or conversion or exchange) of issued and outstanding shares of Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which could have the effect of diluting or otherwise diminishing Purchaser's rights hereunder (including any issuance of Common Stock or other equity security of the Company at a price below the fair value thereof), the number and kind of Shares or other securities subject to the Option and the Option Exchange Ratio therefor shall be appropriately adjusted so that Purchaser shall receive upon exercise (or, if such a change occurs between exercise and Closing or Mandatory Closing, as the case may be, upon Closing or Mandatory Closing, as the case may be) of the Option the number and kind of shares or other securities or property that Purchaser would have received in respect of the Shares that Purchaser is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event. The rights of Purchaser under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of the Merger Agreement.

          4.   Registration of Shares Held by Purchaser (or its Designee) under
               ----------------------------------------------------------------
the Securities Act.  (a)  If the Option is exercised, the Company agrees to
- ------------------
extend to Purchaser (or its designee) registration rights on the same terms and subject to the same conditions as Holdings has extended to Parent pursuant to the Registration Rights Agreement dated July 15, 1990 between Holdings and Parent (the "Registration Rights Agreement"); provided that (i) for purposes of
                                              --------
Section 4(a) of the Registration Rights Agreement, Common Stock of the Company shall be deemed to have been registered after the date of the agreement under the Securities Act, (ii) for purposes of Section 4(a) and the definition of "Demand Party" the reference to 13,600,000 shares of Common Stock shall be deemed to mean 6,500,000 shares of Common Stock, (iii) for purposes of Section 4(c) of the Registration Rights Agreement, only the first two registrations of Registrable Securities (as defined in the Rights Agreement) will be at the expense of the Company and (iv) notices to the respective parties shall be given as provided in this Agreement.

          5.   Registration of Shares Held by the Company Under the Securities
               ---------------------------------------------------------------
Act.  If the Option is exercised, then subject in all respects to the terms and
- ---
conditions of the Registration Rights Agreement, the Company shall succeed with respect to the shares of Holdings Common Stock acquired as a result of the exercise of the Option to the rights and obligations of a subsequent Holder under such agreement, unless, in the written opinion of counsel to Holdings, which opinion shall be delivered to the Company and which shall be reasonably satisfactory in form and substance to the Company and its counsel, registration of the shares of Holdings Common Stock acquired as a result of the exercise of the Option is not required to lawfully sell and distribute such shares in the manner contemplated by the Company. By its execution of this Agreement, the Company agrees to be bound by the terms of the Registration Rights Agreement. If the Option is exercised, Parent and the Company agree that the Company will be entitled to two (2) registrations at the expense of Holdings (or if Holdings refuses to bear such expenses, at the expense of Parent or Purchaser) of Registrable Securities (as defined in the Registration Rights Agreement) pursuant to Section 4(c) of the Registration Rights Agreement, and, subject to the terms of the Registration Rights Agreement, such other registrations at its own expense as it shall request.

          6.   Board of Directors.  (a)  If requested by Parent, the Company
               ------------------
shall, following the exercise of the Option and the purchase of the Shares, and from time to time thereafter, take all actions necessary to cause the Applicable Percentage (as defined below) of directors (and of members of each committee of the Board of Directors) (rounded in each case to the next highest director or member) of the Company selected by Parent to consist of persons designated or elected by Parent (whether, at the election of the Company, by means of increasing the size of the board of directors or seeking the resignation of directors and causing Parent's designees to be elected). The "Applicable Percentage" means the ratio of (i) the total voting power of all Shares purchased in accordance with the exercise of the Option and/or accepted for exchange pursuant to the Offer to (ii) the total voting power of the outstanding voting securities of the Company, rounded to the nearest whole number and expressed as a percentage; provided that if Purchaser has acquired at least 28,138,000 Shares the Applicable Percentage shall not be less than 33-1/3%.

          (b) The Company's obligations to cause designees of Parent to be elected or appointed to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.
The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-
1. Parent and Purchaser will supply to the Company any information with respect to any of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of Parent's designees pursuant to this Section 6 and prior to the Effective Time, any amendment by the Company of this Agreement, extension by the Company for the performance or waiver of the obligations, conditions or other acts of Parent or Purchaser or waiver by the Company of its rights hereunder, will require the concurrence of a majority of the Independent Directors.

          7.   Antitrust Filing and Divestitures.  The Company and Parent shall,
               ---------------------------------
as promptly as practicable, file notification and report forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and make any other necessary filings with the applicable Governmental Entities related to the transactions contemplated by this Agreement and the Merger Agreement and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division or such other Governmental Entities for additional information or documentation. Provided that following receipt of such approvals Purchaser acquires at least 28,138,000 Shares pursuant to the exercise of the Option (and/or pursuant to consummation of the Offer), the Company agrees to make any and all divestitures or undertakings required by the FTC, the Antitrust Division or any other applicable Governmental Entity in connection with the transactions contemplated by this Agreement and the Merger Agreement, which divestitures in each case shall be reasonably acceptable to Parent and Purchaser. The costs and expenses of obtaining and complying with the antitrust requirements of the FTC, the Antitrust Division or any other Governmental Entity shall be paid by the Company. The parties agree to use their best efforts to cause the other conditions to this Agreement to be satisfied, and the Company agrees to use its best efforts to cause the representations and warranties set forth in Sections 2.3(d) and 2.3(e) to continue to be true and correct.

          8.   Public Announcements.  The initial press release with respect to
               --------------------
the transactions contemplated hereby shall be mutually satisfactory to the parties hereto and thereafter, except as may be required by applicable laws, court process or by obligations pursuant to any listing agreement with a national securities exchange, no party shall issue any press release or make any public filings relating to the transactions contemplated hereby, including the exercise of the Option, without affording the Company on the one hand, and Parent on the other, the opportunity to review and comment upon such release or filing.

          9.   Further Assurances.  From time to time, at the other party's
               ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Purchaser good title to any Shares purchased hereunder and to vest in the Company good title to any shares of Holdings Common Stock delivered to the Company hereunder.

          10.  Survival of Representations and Warranties.  The respective
               ------------------------------------------
representations and warranties of the Company, Purchaser and Parent contained herein or in any certificates or other documents delivered at or prior to any Closing or Mandatory Closing, as the case may be, shall not survive the closing of the transactions contemplated hereby, and the agreements contained herein shall survive the closing of the transactions contemplated hereby.

          11.  Miscellaneous.
               -------------

          11.1  Entire Agreement; Assignment.  This Agreement and the Merger
                ----------------------------
Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent and Purchaser may each assign its rights and obligations to Parent or any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser, as the case may be, of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors (including any successor in interest by merger, sale of all or substantially all of the assets or otherwise) and assigns.

          11.2  Amendments.  This Agreement may not be modified, amended,
                ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          11.3  Notices.  All notices, requests, claims, demands and other
                -------
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Purchaser or Parent, to

                         Whitehall Associates, L.P.
                         c/o Kohlberg Kravis Roberts & Co.
                         9 West 57th Street
                         New York, NY  10019

                         Attention:  Clifton S. Robbins
                    with a copy to:

                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, NY  10017

                         Attention:  David J. Sorkin, Esq.

                    (b)  if to the Company, to

                         Borden, Inc.
                         180 East Broad Street
                         Columbus, Ohio  43215

                         Attention:  Frank J. Tasco

                    with copies to:

                         Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, NY  10019

                         Attention:  Andrew R. Brownstein, Esq.


          11.4  Governing Law.  This Agreement shall be governed by and
                -------------
construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          11.5  Enforcement.  The parties agree that irreparable damage would
                -----------
occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New Jersey or the City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.
In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of (i) the United States District Court for the District of New Jersey and the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement to the extent such courts would have subject matter jurisdiction with respect to such dispute and (ii) the courts of the State of New Jersey and the State of New York otherwise, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New Jersey or the State of New York.

          11.6  Counterparts.  This Agreement may be executed in two or more
                ------------
counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement.

          11.7  Descriptive Headings.  The descriptive headings used herein are
                --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          11.8  Severability.  Whenever possible, each provision or portion of
                ------------
any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. Without limiting the generality of the foregoing, in the event that the number of Shares issuable upon exercise of the Option or upon the Mandatory Purchase, or the number of shares of Holdings Common Stock to be delivered as consideration therefore, is held to be invalid, illegal or unenforceable for any reason (including as a result of the failure to obtain any required vote of stockholders to authorize such issuance), the number of Shares so issuable, and the number of shares of Holdings Common Stock to be so delivered, shall be reduced to that number which could validly and legally be issued and/or delivered as the case may be.

          11.9  Definitions.  For purposes of this Agreement:
                -----------

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

          (c) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

          (d) "trading market value per share" means the average of the average of the high and low prices of a security

     (equitably adjusted to take into account the factors addressed in Section 3 hereof, if applicable) on the principal trading market for that security on each of the ten consecutive trading days immediately preceding the second trading day prior to the date of measurement (which shall be agreed upon in good faith by the Company and Purchaser).

          11.10  Non-Recourse.  Notwithstanding anything that may be expressed
                 ------------
or implied in this Agreement, Parent covenants, agrees and acknowledges and the Company, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any officer, agent or employee of Parent or against any partner of Parent or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any officer, agent or employee of Parent or any partner of Parent or any director, officer, employee, partner, affiliate or assignee of any of the foregoing, as such for any obligations of Parent under this Agreement or any documents or instruments delivered in connection with this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation; provided, however, that the foregoing limitation of liability shall
          --------  -------
in no way constitute a limitation on the rights of the Company to enforce any remedies it may have against the undistributed assets of Parent for the collection of any obligations or liabilities in connection with this Agreement or the transactions contemplated hereby.

          IN WITNESS WHEREOF, the Company, Parent and Purchaser have caused this Agreement to be duly executed as of the day and year first above written.


                                        Borden, Inc.


                                        By:  /s/ Allan I. Miller
                                             -------------------
                                             Name:   Allan I. Miller
                                             Title:  Senior Vice President,
                                                     Chief Administrative
                                                     Officer and General
                                                     Counsel


                                        Whitehall Associates, L.P.


                                        By:  KKR Associates, a limited
                                        partnership, its General Partner

                                        By:  /s/ Henry Kravis
                                             ----------------
                                             Title:  General Partner


                                        Borden Acquisition Corp.


                                        By:  /s/ Clifton S. Robbins
                                             ----------------------
                                             Name:   Clifton S. Robbins
                                             Title:  President